Exhibit 99.1

M/I Homes Reports
2021 First Quarter Results

Columbus, Ohio (April 28, 2021) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2021.

2021 First Quarter Highlights:
•New contracts increased 49% to 3,109 contracts, an all-time quarterly record
•Backlog units increased 68% to 5,479, an all-time quarterly record
•Backlog sales value reached $2.4 billion, an all-time quarterly record
•Homes delivered increased 35% to 2,019, a first quarter record
•Revenue increased 43% to $828.8 million, a first quarter record
•Pre-tax income increased 167% to $110.3 million, an all-time quarterly record
•First quarter net income of $84.9 million ($2.85 per diluted share), a 167% increase compared to $31.7 million ($1.09 per diluted share) in 2020
•Shareholders’ equity reached an all-time record of $1.4 billion, a 30% increase from a year ago, with book value per share of $46
•Homebuilding debt to capital of 32% compared to 39% at March 31, 2021

For the first quarter of 2021, the Company reported pre-tax income of $110.3 million and net income of $84.9 million, or $2.85 per diluted share. This compares to pre-tax income of $41.4 million and net income of $31.7 million, or $1.09 per diluted share, for the first quarter of 2020.

Homes delivered in 2021’s first quarter increased 35% to a first quarter record of 2,019. This compares to 1,495 homes delivered in 2020’s first quarter. New contracts for the first quarter of 2021 were an all-time quarterly record 3,109, a 49% increase over 2020’s 2,089 new contracts. Homes in backlog at March 31, 2021 had a total sales value of $2.4 billion, an 82% increase from a year ago and an all-time quarterly record. Backlog units at March 31, 2021 increased 68% to an all-time quarterly record 5,479 homes, with an average sales price of $433,000. At March 31, 2020, backlog sales value was $1.3 billion, with backlog units of 3,265 and an average sales price of $399,000. M/I Homes had 187 active communities at March 31, 2021 compared to 223 communities at March 31, 2020. The Company's cancellation rate was 7% in the first quarter of 2021 compared to 11% in the first quarter of 2020.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had an outstanding record-setting first quarter, highlighted by a 49% increase in new contracts, a 35% increase in homes delivered and a 167% increase in pre-tax income. All of our homebuilding operations had a very strong quarter and our financial service business produced record results. Our gross margins improved by 420 basis points over last year, and our overhead expense ratio improved by 120 basis points. As a result, our first quarter pre-tax income percentage improved to 13.3% from 7.2% last year, and we achieved a 25% return on equity.”

Mr. Schottenstein continued, “We ended the quarter with a record backlog of $2.4 billion, 82% better than last year, record shareholders’ equity of $1.4 billion, an increase of 30% from 2020’s first quarter, book value of $46 per share, cash of $293 million, no borrowings on our $500 million credit facility and a homebuilding debt to capital ratio of 32%. We have tremendous momentum and are very well positioned to have another outstanding year.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2022.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 130,800 homes. The Company’s homes are marketed and sold primarily under the M/I Homes Brand. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; and Charlotte and Raleigh, North Carolina.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
New contracts	3,109	2,089
Average community count	195	224
Cancellation rate	7%	11%
Backlog units	5,479	3,265
Backlog sales value	$2,373,828	$1,301,326
Homes delivered	2,019	1,495
Average home closing price	$395	$374

Homebuilding revenue:
Housing revenue	$798,279	$559,449
Land revenue	848	4,687
Total homebuilding revenue	$799,127	$564,136

Financial services revenue	29,649	13,467
Total revenue	$828,776	$577,603

Cost of sales - operations	626,585	460,924
Gross margin	$202,191	$116,679
General and administrative expense	45,205	33,847
Selling expense	45,689	36,828
Operating income	$111,297	$46,004
Equity in income from joint venture arrangements	(160)	(52)
Interest expense	1,176	4,700
Income before income taxes	$110,281	$41,356
Provision for income taxes	25,415	9,610
Net income	$84,866	$31,746

Earnings per share:
Basic	$2.92	$1.11
Diluted	$2.85	$1.09

Weighted average shares outstanding:
Basic	29,015	28,478
Diluted	29,743	29,009

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2021	2020
Assets:
Total cash, cash equivalents and restricted cash (1)	$292,900	$21,184
Mortgage loans held for sale	217,524	156,208
Inventory:
Lots, land and land development	831,837	837,686
Land held for sale	4,085	1,164
Homes under construction	985,227	829,230
Other inventory	139,385	154,451
Total Inventory	$1,960,534	$1,822,531

Property and equipment - net	24,939	21,046
Investments in joint venture arrangements	33,822	40,306
Operating lease right-of-use assets	51,755	20,075
Goodwill	16,400	16,400
Deferred income tax asset	6,183	9,540
Other assets	105,503	91,673
Total Assets	$2,709,560	$2,198,963

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2025 - net	$247,743	$247,222
Senior notes due 2028 - net	394,750	393,989
Notes payable - homebuilding	—	6,900
Notes payable - other	2,544	7,546
Total Debt - Homebuilding Operations	$645,037	$655,657

Notes payable bank - financial services operations	176,204	145,055
Total Debt	$821,241	$800,712

Accounts payable	198,216	150,256
Operating lease liabilities	52,029	20,075
Other liabilities	284,652	190,239
Total Liabilities	$1,356,138	$1,161,282

Shareholders’ Equity	1,353,422	1,037,681
Total Liabilities and Shareholders’ Equity	$2,709,560	$2,198,963

Book value per common share	$46.37	$36.38
Homebuilding debt to capital ratio (2)	32%	39%
(1)Includes $0.5 million of restricted cash and cash held in escrow for both the quarters ended March 31, 2021 and 2020.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash provided by (used in) operating activities	$75,168	$(24,227)
Cash provided by (used in) investing activities	$623	$(6,546)
Cash (used in) provided by financing activities	$(43,701)	$45,874

Land/lot purchases	$92,358	$75,694
Land development spending	$71,195	$61,998
Land sale revenue	$848	$4,687
Land sale gross profit	$250	$69

Financial services pre-tax income	$19,693	$5,631

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2021	2020
Net income	$84,866	$31,746
Add:
Provision for income taxes	25,415	9,610
Interest expense net of interest income	275	3,888
Interest amortized to cost of sales	8,205	6,570
Depreciation and amortization	4,110	4,224
Non-cash charges	2,102	2,923
Adjusted EBITDA	$124,973	$58,961

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended
	March 31,
Region	2021	2020	% Change
Northern	1,306	853	53%
Southern	1,803	1,236	46%
Total	3,109	2,089	49%

HOMES DELIVERED
	Three Months Ended
	March 31,
Region	2021	2020	% Change
Northern	801	588	36%
Southern	1,218	907	34%
Total	2,019	1,495	35%

BACKLOG
	March 31, 2021			March 31, 2020
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	2,320	$1,049	$452,000	1,408	$596	$423,000
Southern	3,159	$1,325	$419,000	1,857	$705	$380,000
Total	5,479	$2,374	$433,000	3,265	$1,301	$399,000

LAND POSITION SUMMARY
	March 31, 2021			March 31, 2020
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,242	8,489	14,731	6,852	6,833	13,685
Southern	10,522	16,730	27,252	7,926	12,209	20,135
Total	16,764	25,219	41,983	14,778	19,042	33,820